Exhibit 21

SUBSIDIARIES OF SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
The subsidiaries of the Company at December 31, 2011 were as follows:

Name	Jurisdiction of Incorporation or Organization	Percentage of Voting Power
Schweitzer-Mauduit International China, Limited	Hong Kong, China	100%
China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd. (1)	People's Republic of China	50%
China Tobacco-Schweitzer (Yunnan) Reconstituted Tobacco Company Ltd. (2)	People's Republic of China	50%
Schweitzer-Mauduit Canada, Inc.	Canada	100%
Schweitzer-Mauduit Spain, S.L.	Spain	100%
Schweitzer-Mauduit do Brasil, S.A.	Brazil	99.9%
Schweitzer-Mauduit Holding S.A.S.	France	100%
Schweitzer-Mauduit Industries S.A.S.	France	100%
Schweitzer-Mauduit France S.A.S.	France	100%
Schweitzer-Mauduit Developpements S.A.S.	France	100%
LTR Industries S.A.S.	France	100%
Papeteries de Saint-Girons S.A.S.	France	100%
SWM Services S.A.S.	France	100%
PDM Industries S.A.S.	France	100%
Papeteries de Malaucène S.A.S	France	100%
Malaucène Industries S.N.C.	France	100%
P.T. PDM Indonesia	Indonesia	100%
PDM Philippines Industries, Inc.	Philippines	99.9%
Luna Rio Landholding Corporation	Philippines	40%
Schweitzer-Mauduit RTL Philippines, Inc.	Philippines	99.9%
SWM-Poland Sp. zo.o.	Poland	100%

(1) Joint venture to produce tobacco-related papers in China.
(2) Joint venture to produce reconstituted tobacco papers in China.